Exhibit 99.1

News Release

UNITED COMMUNITY BANK COMPLETES PURCHASE OF
THREE INDIANA BRANCHES OF INTEGRA BANK NATIONAL ASSOCIATION

Lawrenceburg, Indiana  – June 4, 2010.  United Community Bancorp, Inc. (Nasdaq Global Market: UCBA) announced today that its subsidiary, United Community Bank, has completed the purchase of three branch offices and certain loans of Integra Bank National Association.  The acquisition occurred following the close of business today, at which time the Integra Bank National Association branch offices located in the towns of Osgood, Milan and Versailles, Indiana became branch offices of United Community Bank. Following completion of the transaction,  United Community has  nine branches-- four in Lawrenceburg; one in Aurora; one in St. Leon; one in Osgood; one in Milan; and one in Versailles, and approximately $490 million in assets and $430 million in deposits. William F. Ritzmann, President and Chief Executive Officer of United Community Bancorp and United Community Bank, stated, “We are extremely pleased to be welcoming the customers and employees of Integra Bank’s Ripley County branches into the United Community Bank family.  United Community Bank’s banking approach stays true to its community banking roots and we look forward to serving our new customers the same way we serve our current customers - in a manner that seeks to exceed their expectations.  This transaction is also expected to be immediately accretive to earnings per share  following the transaction’s initial expenses.”

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios, and the Company’s ability to successfully integrate assets, liabilities, customers, systems, and personnel of the three branches of Integra Bank it is acquiring into its operations and the Company’s ability recognize revenue synergies and cost savings within expected time frames.  Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

About United Community Bancorp
United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  United Community Bank currently operates nine offices and 12 ATMs in Dearborn County and Ripley County, Indiana, and has total assets of approximately $450 million.  For more information about United Community Bank, please visit us online at www.bankucb.com.

Contacts:

United Community Bank:
William F. Ritzmann, President and CEO – (812) 537-4822